Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Summit Financial Group, Inc. for the registration of   949,207  shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements of Summit Financial Group, Inc., and the effectiveness of internal control over financial reporting of Summit Financial Group, Inc., included in its Amended Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                                                                ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
July 29, 2008